FOR IMMEDIATE RELEASE:                                 CONTACTS:
ArthroCare Corp.
Misty Romines
512-391-3902

ARTHROCARE REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Austin, Texas - October 29, 2013 - ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the quarter ended September 30, 2013.

THIRD QUARTER 2013 SUMMARY

•Total revenue of $91.9 million.
•Income from operations of $12.7 million, or operating margin of 13.9%.
•Adjusted income from operations of $15.9 million, or adjusted operating margin of 17.3%
•Net income available to common stockholders of $9.3 million, or $0.27 per share.

REVENUE

Total revenue for the third quarter of 2013 was $91.9 million, compared to $86.9 million for the third quarter of 2012, an increase of 5.7 percent. Product sales for the third quarter of 2013 were $87.1 million, compared to $82.6 million for the same quarter of 2012, an increase of 5.4 percent. In constant currency, product sales increased 5.8 percent for the three months ended September 30, 2013.

Worldwide sales of Sports Medicine products increased $2.9 million or 5.2 percent in the third quarter of 2013 when compared to the third quarter of 2012. In constant currency, Sports Medicine product sales increased 5.8 percent in this quarter when compared with the same quarter of 2012. In the third quarter of 2013 International Sports Medicine product sales increased $2.3 million, or 12.3 percent as compared to the third quarter of 2012 and proprietary Sports Medicine product sales in the Americas increased $1.4 million, or 4.5 percent. Partially offsetting the increase in Americas proprietary product sales was the decrease in contract manufactured product sales of approximately $0.8 million, or 11.2 percent in the third quarter of 2013, as compared to the third quarter of 2012.

Worldwide ENT product sales increased $1.2 million, or 4.7 percent in the third quarter of 2013 compared to the third quarter of 2012.  Changes in foreign exchange rates did not have a material effect on reported worldwide ENT product sales. International ENT product sales increased $0.9 million or 16.2 percent and Americas ENT product sales increased $0.3 million or 1.3 percent.

Other product sales increased $0.4 million or 19.6 percent in the third quarter of 2013 compared to the same quarter of 2012. Other product sales represent less than 3 percent of total product sales.

Royalties, fees and other revenues was 5.2 percent of total revenues for the third quarter of 2013 compared to 5.0 percent for the third quarter of 2012.

INCOME / LOSS FROM OPERATIONS

Income from operations for the third quarter of 2013 was $12.7 million compared to $13.7 million for the same period in 2012.  Operating margin for the third quarter of 2013 was 13.9 percent compared to 15.7 percent for the same quarter of 2012.

Investigation and restatement-related costs in the third quarter of 2013 was $3.2 million compared to $2.1 million in the third quarter of 2012.

Under the short-term incentive plan for 2013 approved by our Board of Directors, Adjusted Operating Margin is a key metric for purposes of evaluating management's performance.  Adjusted Operating Margin is Operating Margin adjusted for investigation and restatement related costs.  Investigation and restatement related costs were 3.4 percent and 2.5 percent of total revenue for the third quarters of 2013 and 2012, respectively, and Adjusted Operating Margin was 17.3 percent and 18.2 percent for these same periods.  Adjusted Income from Operations is Income from Operations adjusted for investigation and restatement related costs. In the third quarter of 2013 Adjusted Income from Operations was $15.9 million compared to $15.8 million in the same quarter of 2012. Adjusted Operating Margin and Adjusted Income from Operations are non-GAAP measures of profitability and it should not be considered as a substitute for measures prepared in accordance with GAAP.

Gross Profit for the third quarter of 2013 was $63.0 million compared to $60.7 million in the third quarter of 2012. Gross product margin in the current quarter was 68.6 percent compared to 69.9 percent in the third quarter of 2012.  The comparability of gross product margin between periods was impacted by the medical device excise tax imposed on US product sales by the Patient Protection and Affordable Care Act, which became effective in 2013 and was applied to the Company's domestic sales during the third quarter 2013. The decrease in gross product margin this quarter is due to the medical device tax as well as lower average selling price on Sports Medicine product sales and changes in sales mix versus the same period in 2012.

Total operating expenses were $50.2 million in the third quarter of 2013 compared to $47.1 million in the third quarter of 2012.  Research and development expense increased $0.2 million this quarter due to Sports Medicine product development programs. General and administrative expense increased $0.6 million due to costs incurred as part of the acquisition of ENTrigue Surgical, Inc. that closed on July 1, 2013. Sales and marketing expense as a percent of revenue also increased this quarter to 31.9 percent as compared to 31.2 percent in the same quarter of 2012. These increases in operating expenses were partially offset by a decrease of $0.8 million in amortization expense for intangible assets relating to the 2004 acquisition of Opus Medical, which were fully amortized as of the end of 2012.

NET INCOME / LOSS AVAILABLE TO COMMON STOCKHOLDERS

Net income available to common stockholders was $9.3 million or $0.27 per share in the third quarter of 2013, compared to $9.1 million, or $0.27 per share in the third quarter of 2012.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents were $208.4 million as of September 30, 2013 compared to $218.8 million at December 31, 2012.  Cash flows provided by operating activities for the nine months ended September 30, 2013 was $59.9 million compared to cash used in operations of $10.6 million for the nine months ended September 30, 2012 which included the payment of $74 million required to settle the private securities class actions against the Company.  Adjusted for this payment, cash flows provided by operating activities would have been $63.4 million for the first nine months of 2012. Cash used in investing activities for the nine months ended September 30, 2013 was $77.3 million which includes cash paid for the acquisitions of Eleven Blade Solutions, Inc. and ENTrigue Surgical, Inc. and to purchase an investment in OrthoSpace Ltd.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Wednesday, October 30, 2013. To participate in the live conference call dial 800-771-7838.  A live and on-demand webcast of the call will be available on ArthroCare's Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21682277.  The replay will remain available through November 13, 2013.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare's devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the impact upon the Company's operations of legal compliance matters which may require improvement and remediation; the ability of the Company to control expenses relating to legal or compliance matters; the Company's ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company's financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the results of the civil investigation by the Department of Justice related to the Civil Investigative Demand we received arising under the False Claims Act; the possibility that the Department of Justice could institute civil proceedings against us, based on the results of the investigation related to the Civil Investigative Demand; the risk that we could be subject to qui tam suits involving the False Claims Act; the possibility that the Department of Justice could institute a criminal enforcement action against us based on the results of the civil investigation related to the Civil Investigative Demand; the resolution of any litigation related to the civil investigation; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company's ability to protect its intellectual property rights; the ability of the Company to continue to fund its working capital needs and planned expenditures; the risk of product liability claims; risks associated with the Company's international operations; risks associated with integration of the Company's acquisitions; the Company's ability to effectively and successfully implement its business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION Condensed Consolidated Balance Sheets - Unaudited (in thousands, except par value data)

	September 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$208,435	$218,787
Accounts receivable, net of allowances of $1,380 and $1,565 at September 30, 2013 and December 31, 2012, respectively	40,916	48,881
Inventories, net	46,526	48,417
Deferred tax assets	14,966	20,090
Prepaid expenses and other current assets	8,594	6,022
Total current assets	319,437	342,197

Property and equipment, net	45,459	30,461
Intangible assets, net	15,112	1,859
Goodwill	164,964	119,893
Deferred tax assets	25,041	23,206
Other assets	4,134	2,171
Total assets	$574,147	$519,787

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,385	$12,189
Accrued liabilities	63,851	41,674
Income tax payable	15	286
Other liabilities	280	318
Total current liabilities	82,531	54,467

Deferred tax liabilities	361	354
Other non-current liabilities	19,259	20,200
Total liabilities	102,151	75,021

Commitments and contingencies (Notes 6 and 7)

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at September 30, 2013 and December 31, 2012; Redemption value: $87,089	83,548	80,759

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 32,299 and 31,949 shares Outstanding: 28,368 and 27,977 shares at September 30, 2013 and December 31, 2012, respectively	28	28
Treasury stock: 3,391 and 3,942 shares at September 30, 2013 and December 31, 2012, respectively	(106,126)	(106,425)
Additional paid-in capital	426,224	413,660
Accumulated other comprehensive income	4,987	5,300
Retained earnings	63,335	51,444
Total stockholders’ equity	388,448	364,007
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$574,147	$519,787

ARTHROCARE CORPORATION Condensed Consolidated Statements of Comprehensive Income - Unaudited (in thousands, except par value data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Revenues:
Product sales	$87,060	$82,602	$262,008	$258,448
Royalties, fees and other	4,803	4,338	14,273	13,070
Total revenues	91,863	86,940	276,281	271,518

Cost of product sales	28,876	26,204	85,929	80,210

Gross profit	62,987	60,736	190,352	191,308
Operating expenses:
Research and development	8,433	8,184	25,536	23,677
Sales and marketing	29,322	27,175	89,872	86,217
General and administrative	8,785	8,191	24,926	24,833
Amortization of intangible assets	534	1,363	1,461	4,000
Exit costs	—	—	—	(778)
Investigation and restatement related costs	3,164	2,139	33,391	4,363
Total operating expenses	50,238	47,052	175,186	142,312

Income (loss) from operations	12,749	13,684	15,166	48,996

Non-operating gains (losses)	(28)	183	101	(578)

Income (loss) before income taxes	12,721	13,867	15,267	48,418

Income tax provision	2,449	3,882	587	13,211

Net income	10,272	9,985	14,680	35,207

Accrued dividend and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(940)	(900)	(2,788)	(2,666)

Net income available to common stockholders	9,332	9,085	11,892	32,541

Other comprehensive income
Foreign currency translation adjustments	1,131	951	(312)	565

Total comprehensive income	$11,403	$10,936	$14,368	$35,772
Weighted average shares outstanding:
Basic	28,374	27,714	28,239	27,698
Diluted	28,968	28,087	28,888	28,096

Earnings per share applicable to common stockholders:
Basic	$0.27	$0.27	$0.35	$0.97
Diluted	$0.27	$0.27	$0.34	$0.96

ARTHROCARE CORPORATION Supplemental Schedule of Product Sales - Unaudited (in thousands)

	Three months ended September 30, 2013				Three months ended September 30, 2012
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$37,410	$20,674	$58,084	66.7%	$36,787	$18,414	$55,201	66.8%
ENT	19,938	6,791	26,729	30.7%	19,677	5,846	25,523	30.9%
Other	372	1,875	2,247	2.6%	322	1,556	1,878	2.3%
Total product sales	$57,720	$29,340	$87,060	100%	$56,786	$25,816	$82,602	100%

	Nine months ended September 30, 2013				Nine months ended September 30, 2012
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$114,218	$62,401	$176,619	67.4%	$113,868	$58,357	$172,225	66.6%
ENT	60,880	18,014	78,894	30.1%	62,985	16,629	79,614	30.8%
Other	1,185	5,310	6,495	2.5%	1,322	5,287	6,609	2.6%
Total product sales	$176,283	$85,725	$262,008	100%	$178,175	$80,273	$258,448	100%